As filed with the Securities and Exchange Commission on July 19, 1999
                                                 Registration No. 333-79939
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               -------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------
                           VION PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------
             Delaware                                           13-3671221
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              ---------------------
          4 SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511, (203) 498-4210 (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              ---------------------
               ALAN KESSMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
 VION PHARMACEUTICALS, INC., 4 SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511,
                                 (203) 498-4210
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:
    PAUL JACOBS, ESQ., FULBRIGHT & JAWORSKI L.L.P., NEW YORK, NEW YORK 10103

                              ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                                   CALCULATION OF REGISTRATION FEE


                                                                             PROPOSED            PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                     AMOUNT TO       MAXIMUM OFFERING       AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED                BE REGISTERED      PRICE PER SHARE             PRICE         REGISTRATION FEE
- ---------------------------------------------------  -------------  -----------------------  -------------------- ----------------
Common Stock, par value $.01 per share.............     893,915            $5.71875(1)            $5,112,077(1)        $1,422(2)

Common Stock, par value $.01 per share.............     760,000            $5.775(3)              $4,389,000(3)        $1,221

Common Stock, par value $.01 per share.............     220,000            $5.25(4)               $1,155,000(4)        $  322
- ---------------------------------------------------  -------------  -----------------------  -------------------- ----------------

(1) Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low prices per share of the Registrant's Common Stock on the Nasdaq SmallCap Market on May 27, 1999.


(2)      Previously paid.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $5.775 per share with respect to options granted to purchase 760,000 shares of Common Stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $5.25 per share with respect to options granted to purchase 220,000 shares of Common Stock.

                            -------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS
----------

                                1,873,915 SHARES


                           VION PHARMACEUTICALS, INC.

                                  COMMON STOCK


         Our stockholders listed in this prospectus are offering and selling from time to time an aggregate of 1,873,915 shares of our common stock. The shares may be offered through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Of this amount, 980,000 shares represent shares of our common stock issuable upon exercise of options to purchase 980,000 shares of our common stock granted to Alan Kessman, our President and Chief Executive Officer. Of these options, 220,000 of the options have an exercise price of $5.25 per share. The remaining 760,000 options have an exercise price of $5.775 per share.


                    OUR NASDAQ SMALLCAP MARKET SYMBOL -- VION


                     CLOSING PRICE (July 16, 1999) -- $5.72


                              --------------------



         SEE "RISK FACTORS," WHICH BEGINS ON PAGE 8 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS.



                              --------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THIS PROSPECTUS IS JULY 19, 1999

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
About this Prospectus................................................        2
Summary of Vion's Business...........................................        3
Recent Developments..................................................        6
Risk Factors.........................................................        8
Use of Proceeds......................................................       16
Selling Stockholders ................................................       16
Plan of Distribution.................................................       18
Legal Matters........................................................       18
Experts..............................................................       19
Note Regarding Forward-Looking Statements............................       19
Where You Can Find More Information..................................       19



                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 1,873,915 shares of our common stock on behalf of the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

         You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                           SUMMARY OF VION'S BUSINESS


         Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer therapeutics. Pursuant to license agreements with Yale University, we have acquired the rights to several patents and patent applications related to cancer treatment technologies. Our product portfolio consists of a drug delivery platform and three cancer therapeutics.

Drug Delivery Platform:  TAPET(R)

         We believe that our core technology, TAPET, or Tumor Amplified Protein Expression Therapy, addresses one of the biggest challenges faced in treating cancer: how to effectively deliver anticancer agents while having a minimal effect on healthy, normal tissues. Administered systemically, most anticancer drugs affect rapidly growing cells, both cancerous and normal, throughout the body. Too often, the result is significant side effects that take a toll on patient health, limiting the amount of treatment a patient may receive. Therefore, a great need exists for new therapies and delivery mechanisms that are able to deliver anticancer agents to tumors preferentially, safely and efficiently. We believe that TAPET will meet this need.

         We believe that TAPET is the first and only drug delivery technology that uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors. The Salmonella utilized in the TAPET system has been genetically modified to minimize the occurrence of septic shock. As an additional safety measure, TAPET organisms have been designed to remain fully sensitive to antibiotics. Therefore, if there is an adverse reaction, the bacteria can be treated with antibiotics at any time during therapy. Preclinical studies have demonstrated these safety measures to be effective.

         In preclinical studies, after injection into the body, TAPET organisms migrated to and penetrated throughout tumors, including the deep, oxygen-starved interior of solid tumors where other anticancer drugs do not generally reach. These studies showed that TAPET organisms double in quantity every 30 to 45 minutes. The increase in the quantity of TAPET organisims improved their ability to inhibit tumor growth and to enable the continuous delivery of anticancer drugs to the tumor. We believe this growth occurs because the organisms utilize components of DNA and proteins found in tumors and are "protected" within the tumor from the body's immune system. We believe that bringing the "drug factory" preferentially to the tumor will result in a cancer therapy that is more concentrated, more effective and less toxic to normal tissue.

         Preclinical studies have demonstrated TAPET's ability to inhibit the growth of a broad range of solid tumors, such as melanoma, colon, lung and breast cancers. These types of solid tumors represent more than 60% of all new cancer incidences in the world today. Administration of TAPET vectors to mice bearing melanoma tumors inhibited the growth of these tumors by 94% compared with untreated control animals. Moreover, the treated mice survived more than twice as long as those that did not receive TAPET treatment.

         We believe that TAPET's greatest potential application is the ability to continuously deliver a large variety of anticancer drugs directly to the tumor without the side effects associated with current chemotherapy. Through genetic engineering, we intend to develop TAPET vectors which manufacture and deliver Vion-developed anticancer drugs. Some of these drugs will be generic, non proprietary that, when combined with the TAPET system could result in a proprietary product for us. In addition, we intend to seek multiple strategic partnerships with pharmaceutical companies to use TAPET to deliver their proprietary anticancer drugs.

         Following the submission of an investigational new drug, or IND, application to the U.S. Food and Drug Administration, we are now working under an open IND status to prepare for and initiate Phase I intratumoral safety studies in human patients in the third quarter of 1999 using an unarmed, or without a drug attached, TAPET organism. If successful, these safety measures will soon be followed by additional Phase I studies of TAPET organisms delivered intravenously, as well as by an armed vector, or with a drug attached, to manufacture and express an anticancer drug.

Anticancer Cell Therapeutics

          Promycin(R). Promycin, which is currently being evaluated in a multicenter Phase III clinical trial for treatment of head and neck cancer, is designed to improve the treatment of solid tumors by attacking the hypoxic, or oxygen-depleted, cancer cells that are often resistant to traditional radiation therapy. Small quantities of hypoxic cells within a tumor often survive and proliferate after most of the non-hypoxic malignant cells in the tumor have been eradicated by radiation treatment. Because radiation therapy requires oxygenation of the tissue in order to be effective, oxygen depleted cells are less susceptible to radiation therapy and tend to form a therapeutically resistant group within solid tumors. Preclinical studies have shown that Promycin, in conjunction with radiation, is effective in eradicating oxygen-depleted cells.

         A Phase I/II trial was conducted on 21 patients who were treated with radiation, and in some cases, surgery, in conjunction with Promycin for certain types of cancer of the head and neck. In this study, there was a 33% cancer-free survival rate at five years versus the clinical expectation of 15% for radiation therapy alone. Based on these findings, Vion and Boerhinger Ingelheim International GmbH collaborated to initiate a Phase III trial of Promycin in patients with head and neck cancer at 44 centers worldwide. The trial is designed to determine the efficacy of Promycin as an adjunct to radiation therapy for these conditions. We expect to begin evaluating Promycin in other tumor types by the first quarter of 2000.

         Triapine(R) is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA. In preclinical trials, Triapine has shown a broad spectrum of activity against human tumors "grafted" onto another species and mouse tumors. We filed an IND application with the U.S. Food and Drug Administration for Triapine in December 1997 and received clearance one month later to proceed with a Phase I human clinical trial. Both single dose and multiple dose regiments are currently being evaluated in patients with solid tumors.

         Sulfonyl hydrazine prodrugs represent compounds that are designed to be converted to unique, potent alkylating agents. Alkylating agents, as a class, are highly effective against tumors, but lack selectivity and affect many normal tissues as well as cancer cells, causing toxic side- effects. Synthesizing the sulfonyl hydrazine alkylating agent as a prodrug form, a non-toxic drug form that is converted into the active drug once it is in the body, blocks the reactivity of these compounds in normal tissues, allowing them to exploit a property of tumor cells for conversion into powerful cancer-fighting drugs.

         Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210.

                               RECENT DEVELOPMENTS

PRIVATE PLACEMENT

         In April 1999, we completed a private placement of 893,915 shares of our common stock to the selling stockholders at a price of approximately $4.47 per share, which was 90% of the average closing price of the common stock on the Nasdaq SmallCap Market for the 10 consecutive trading days immediately prior to April 8, 1999, for aggregate proceeds of $4,000,000. Shares were sold to the selling stockholders on April 8, April 13 and April 19.

         In connection with the private placement, we agreed with the selling stockholders as follows:

         o If we issue or agree to issue any common stock at a price less than $4.47 per share during the 12 months following the closing of the private placement, we must immediately issue additional shares of common stock to the selling stockholders. We will issue that number of additional shares of common stock so that the selling stockholders will have obtained a total number of shares equal to $4,000,000 divided by the lower price per share. There are exceptions to this obligation for shares issued by us upon the exercise of employee stock options and upon the exercise or conversion of currently outstanding options, warrants or preferred stock. Our obligation will terminate after we complete a private placement or public offering of our common stock at a price per share greater than $4.47 where the gross proceeds to us are at least $11,000,000.

         o If any of the following events occurs, we must pay to the selling stockholders 3% of the amount of their investment for each 30-day period, or portion of a 30-day period, during which the event continues:

                  o this registration statement has not been declared effective within 120 days after the closing of the private placement, unless at that time Vion is actively engaged in completing an underwritten public offering;

                  o the common stock issued in the private placement fails to be listed on any principal securities exchange or market on which our common stock is traded; or

                  o the selling stockholders are unable to use this registration statement in connection with the sale of their shares for more than 90 days in any 12- month period, unless the reason for the inability is because of the need to update disclosures regarding regulatory developments with respect to our products.

         o If we fail or refuse to make any payment described above, at the request of any selling stockholder we must purchase all or a portion of the shares of common stock purchased in the private placement by the selling stockholder at a purchase price per share of $4.9222. The amount of default payments to any selling stockholder for any one month may not exceed 3% of the amount invested by the selling stockholder in the private placement.

EPTTCO COLLABORATION

         In April 1999, we entered into a collaboration with EPTTCO Limited, a newly formed drug delivery company based in the United Kingdom. Through the collaboration, we will seek to "arm" our TAPET(R) vectors with EPTTCO's prodrug activation technology, which uses enzymes to convert inactive prodrugs into cytotoxic anticancer agents, and to create new cancer treatments that may be systematically delivered and may potentially be more effective against solid tumors and less toxic to normal tissues than current anticancer drugs. EPTTCO's technology is a drug activating system that selectively releases prodrugs within tumors, resulting in local killing of tumor cells while sparing normal tissues from toxic effects. Under the terms of the collaboration agreement, Vion and EPTTCO will equally contribute technology and manpower to establish and test the combined therapeutic system. If a specific combination of the two technologies proves successful, Vion and EPTTCO will seek a corporate partner to clinically develop and commercialize the combined system.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.


         WE DO NOT HAVE A LONG OPERATING HISTORY AND ARE VULNERABLE TO THE UNCERTAINTIES AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES

         To date, our activities have consisted primarily of research and development and we have generated minimal revenues from product sales. Therefore, we are vulnerable to the uncertainties and difficulties encountered by early stage companies, such as our ability to:

         o  implement sales and marketing initiatives;
         o  attain, retain and motivate qualified personnel;
         o  respond to actions taken by our competitors;
         o effectively manage our growth by building a solid base of operations and technologies; and
         o move from the product development stage to the commercialization stage.

         Our failure to address these risks and uncertainties could have a material adverse effect on our business, results of operations and financial condition.

         WE DO NOT HAVE MANUFACTURING OR MARKETING CAPABILITIES OF OUR OWN

         We have no experience in manufacturing or marketing any therapeutic products. We currently do not have the resources to manufacture or market independently on a commercial scale any products that we may develop. We currently intend to outsource some or all manufacturing requirements we may have. We may not be able to enter into suitable arrangements for manufacturing. If, alternatively, we decide to establish a manufacturing facility, we will require substantial additional funds and will be required to hire significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices that would apply to such a facility. Additionally, we currently have no marketing or sales staff.

         WE DEPEND ON OUTSIDE PARTIES FOR ASPECTS OF OUR PRODUCT DEVELOPMENT EFFORTS

         Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We are dependent, therefore, upon the actions of these third parties in performing their responsibilities. We also rely on our collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and market our products. In particular, we have contracted a research organization to conduct the Phase III clinical studies of Promycin. As a result, the amount and timing of resources to be devoted to these activities by these other parties may not be within our control.

         WE HAVE AN ACCUMULATED DEFICIT, WE ANTICIPATE OUR LOSSES WILL CONTINUE AND WE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITORS

         We are in the development stage and at March 31, 1999, we had an accumulated deficit of approximately $53.1 million. Since then we have experienced significant losses which we expect to continue for the foreseeable future. We have incurred a substantial portion of our losses in connection with research we sponsored on several product candidates pursuant to an agreement with Yale University. We continue to have substantial financial commitments to Yale pursuant to the agreement with them. We will continue to conduct significant research, development, testing and regulatory compliance activities which, together with administrative expenses, are expected to result in operating losses for at least the next several years. We also received an opinion from our independent auditors for the fiscal year ended December 31, 1998 expressing substantial doubt as to our ability to continue as a going concern as a result of our recurring operating losses and need for substantial amounts of additional funding to continue our operations.

         WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT AND OUR PRODUCT CANDIDATES MAY NOT BE SUCCESSFULLY DEVELOPED

         Some of our proposed products are in the early development stage and require significant further research and development. We have not yet selected lead drugs to use with our proposed drug delivery platform and one of our proposed products is just beginning clinical trials. We expect that our products will not be commercially available for a significant period of time, if ever. Results obtained in research and testing conducted to date are not conclusive as to whether products we are investigating will be effective or safe for their proposed uses. Our successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that:

         o the proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or approvals;
         o the proposed products are uneconomical to market or do not achieve broad market acceptance;
         o third parties hold proprietary rights that preclude us from marketing proposed products; or
         o  third parties market a superior or equivalent product.

         THE EFFICACY AND SAFETY OF OUR TAPET TECHNOLOGY IS UNCERTAIN

         TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, and Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing the TAPET technology. Products utilizing the TAPET technology are not yet in human clinical trials, and the results of preclinical studies do not always predict safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal bacterial infection of the blood.

         WE ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS, WHICH MIGHT NOT BE AVAILABLE WHEN NEEDED

         Our strategy is to continue to test our current anticancer therapeutics and technologies and to discover, develop and commercialize other products for the treatment of cancer. In order to implement our strategy, we expect to spend significant amounts of money to:

o pay our financial commitments to our current academic collaborators; o fund our research and product development programs; o enter into additional strategic/collaborative partnerships with academic institutions; o sponsor the performance of clinical trials and other tests on our products; o market our products; and o fund operating losses and working capital.

         We will likely require additional capital from public or private equity or debt sources. We may not be able to raise additional capital in the future on terms acceptable to us or at all. Moreover, future equity financings may be dilutive to our stockholders. If alternative sources of financing are insufficient or unavailable, we will be required to delay, scale back or eliminate our research and product development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop alone. In addition, we may be unable to meet our obligations under license agreements, research agreements or other collaborative agreements. If we fail to make any payments required to academic collaborators or licensors, or otherwise default under any agreement with such parties, they will have the right to terminate their agreements with us. As a result, we would be unable to continue development of or to commercialize all or a portion of our product candidates licensed under these agreements.

         WE DEPEND HEAVILY ON PATENTS AND TRADE SECRETS WHICH MAY NOT ADEQUATELY PROTECT OUR TECHNOLOGIES FROM USE BY OTHERS

         Our success will depend on our ability, or the ability of our licensors, to obtain and maintain patent protection on technologies and products, to preserve trade secrets and to operate without infringing the proprietary rights of others. Patent applications filed by us or on our behalf may not result in patents being issued or that, if issued, the patents may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology developed by us. It is possible that before any of our potential products can be commercialized, their related patents may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Moreover, composition of matter patent protection, which gives patent protection for the structure of a compound, may not be available for some of our product candidates. Specifically, we do not expect composition of matter patent protection to be available for Promycin.

         Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all and the results of litigation are uncertain. If we become involved in litigation, it could consume a substantial portion of our financial resources and the efforts of our personnel. In addition, we may have to expend resources to protect our interests from possible infringement by others.

         WE RELY ON CONFIDENTIALITY AGREEMENTS TO PROTECT OUR TRADE SECRETS

         We also rely on trade secrets that we may seek to protect through confidentiality agreements with employees and other parties. These agreements may be breached, adequate remedies for any breach may not be available or adequate and our trade secrets may otherwise become known to competitors. To the extent that our consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of the proprietary rights to such information which may not be resolved in our favor.

         WE HAVE PAID AND MUST CONTINUE TO PAY SIGNIFICANT AMOUNTS OF MONEY TO YALE BUT WE MAY NEVER REALIZE ANY BENEFITS FROM OUR AGREEMENTS WITH YALE

         We have significant financial commitments to academic collaborators in connection with licenses and sponsored research agreements. In particular, through March 31, 1999, we have paid in total to Yale approximately $6.4 million, and we continue to have substantial funding commitments to Yale whether or not the research results in suitable product candidates. Moreover, we generally do not have the right to control the research that Yale is conducting pursuant to the sponsored research agreements, and the funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

         WE DEPEND HEAVILY ON KEY PERSONNEL

         Because of the specialized scientific nature of our business, we are dependent upon the continued efforts of our management and scientific and technical personnel. We are also dependent upon key employees and our scientific advisors. Competition among biopharmaceutical and biotechnology companies for qualified employees is intense. We may not be able to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities. In addition, the hiring process will be time consuming and will divert the efforts and attention of our management from our operations. We may not be able to retain and continue to attract qualified employees.

         THE FDA AND COMPARABLE FOREIGN REGULATORY AUTHORITIES MAY NOT APPROVE OUR FUTURE PRODUCTS

         The FDA and comparable foreign regulatory authorities require rigorous preclinical testing, clinical trials and other approval procedures for human pharmaceutical products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of pharmaceutical products. Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. A delay in obtaining or a failure to obtain regulatory approvals for any of our drug candidates will have an adverse effect on our business.

         Government regulatory requirements vary widely from country to country, and the time required to complete preclinical testing and clinical trials and to obtain regulatory approvals is typically several years. The process of obtaining approvals and complying with appropriate government regulations is time consuming and expensive. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in added cost, delays or rejections. Our success substantially depends upon our ability to demonstrate the safety and effectiveness of our drug candidates to the satisfaction of government authorities.

         We have obtained Orphan Drug status from the FDA for Promycin for several indications. This gives us a seven year marketing exclusivity from the date the FDA gives marketing approval. We intend to seek Orphan Drug designation for products where appropriate and where no patent protection is feasible.

         EVEN IF OUR PRODUCTS RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DIFFICULTIES IN MARKETING AND MANUFACTURING THOSE PRODUCTS

         If we receive regulatory approval of any of our drug candidates, the FDA or comparable foreign regulatory agency may, nevertheless, limit the indicated uses of the drug candidate. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

         o  fines;
         o  suspended regulatory approvals;
         o  refusal to approve pending applications;
         o  refusal to permit exports from the United States;
         o  product recalls;

         o  seizure of products;
         o  injunctions;
         o  operating restrictions; and
         o  criminal prosecutions.

         THERE IS UNCERTAINTY RELATED TO HEALTHCARE REIMBURSEMENT AND REFORM MEASURES THAT COULD AFFECT THE COMMERCIAL VIABILITY OF ANY PRODUCTS DEVELOPED BY US

         Our success in generating revenue from sales of therapeutic products may depend on the extent to which reimbursement for the cost of those products will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our therapeutic products, the market acceptance of these products could be adversely affected. Further, third-party insurance coverage may not reimburse us at price levels sufficient for realization of an appropriate return on our investment in developing new therapies or products.

          Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. In addition, Congress regularly considers numerous proposals relating to healthcare reform which, if adopted, could affect the amount paid for pharmaceutical products and medical procedures.

         WE FACE INTENSE COMPETITION IN THE MARKET FOR ANTICANCER PRODUCTS

         The market for anticancer products is large and growing rapidly and will attract new entrants. We are in competition with other pharmaceutical companies, biotechnology companies and research and academic institutions. Many of these companies have substantially greater financial and other resources and development capabilities than us and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of our products.

         In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities. We may not be able to develop products that are more effective or achieve greater market acceptance than our competitors' products, and our competitors may succeed in developing products and technologies that are more effective than those that we are developing or that would render our products and technologies less competitive or obsolete.

         THE TESTING AND MARKETING OF OUR POTENTIAL PRODUCTS WILL PRESENT LIABILITY RISKS

         Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. Such side effects and other liability risks could give rise to viable product liability claims against us. We do not currently have any product liability insurance. When we seek to obtain product liability insurance, we may not be able to obtain or maintain product liability insurance on acceptable terms and insurance may not provide adequate coverage against potential liabilities. As a result, if we are subject to product liability claims, we may incur significant expense defending such claims.

         OUR COMPLIANCE WITH ENVIRONMENTAL LAWS MAY NECESSITATE UNCERTAIN EXPENDITURES IN THE FUTURE

         We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for these larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

         All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, or OSHA, the Environmental Protection Agency, or EPA, and the Nuclear Regulatory Commission, or NRC, regulations. We cannot be certain that we will be able to control all health and safety problems. We may be held liable and may be required to pay the costs of remedying any such problems. The amount of any such liability and costs could be material.

         EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF
VION

         Some of the provisions of our certificate of incorporation, bylaws and Delaware law could, together or separately:

         o  discourage potential acquisitions;
         o  delay or prevent a change in control; and
         o limit the price that investors might be willing to pay in the future for shares of our common stock.

         In particular, our certificate of incorporation provides that our board may issue from time to time, without stockholder approval, additional shares of preferred stock. The issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage, hinder or preclude an unsolicited acquisition, even if such acquisition is beneficial to us, and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

         WE MAY ISSUE PREFERRED STOCK ON TERMS THAT MAY DISADVANTAGE OUR COMMON STOCKHOLDERS

         The issuance of additional shares of preferred stock by our board could decrease the amount of earnings and assets available for distribution to our common stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights that are greater than the rights of the common stockholders. We currently have 559,077 shares of Class A Preferred Stock and 5,000 shares of 5% redeemable preferred stock outstanding, and the board may issue additional preferred stock without stockholder approval.

         FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON OUR BUSINESS
AND RESULTS OF OPERATIONS

          In the event that we do not implement adequate plans to address Year 2000 compliance, our operations could be affected in several adverse ways. Failure of a scientific instrument or laboratory facility or by any of our suppliers could result, among other things, in the loss of experiments that would take weeks to set up and repeat. Such delays in the progress of research could have an adverse impact on our stock price and on our ability to raise capital, and the cost of repeating lost experiments cannot reasonably be estimated at this time. In addition, research delays could occur due to the impact of Year 2000 problems at major vendors, government research funding agencies, or development partners.

         THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE

         Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities.

         Further, there are options and warrants outstanding that are exercisable for an aggregate of 7,645,286 shares of common stock. Options and warrants to purchase 6,884,794 shares are currently exercisable, and the remainder become exercisable at various times through 2003. Additionally, the standstill agreement with Boehringer Ingelheim terminates in November 1999, upon which Boehringer Ingelheim will be free to sell up to 448,336 shares in the public market, subject to the limitations of Rule 144.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS


         The following table sets forth the common stock ownership of the selling stockholders as of July 1, 1999, as adjusted to reflect the sale of the common stock in this offering. Except as set forth below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                     SHARES OF                          SHARES OF        PERCENTAGE OF
                                                      COMMON                          COMMON STOCK       COMMON STOCK
                                                STOCK BENEFICIALLY                    BENEFICIALLY       BENEFICIALLY
                                                    OWNED PRIOR         SHARES            OWNED              OWNED
                                                    TO OFFERING       BEING SOLD     AFTER OFFERING     AFTER OFFERING
                                                    -----------       ----------     --------------     --------------

Alan Kessman(1)                                        984,000         980,000              4,000             --*

Elliott Associates, L.P. (2)(3)                      1,503,927         223,479          1,280,448             7.93%

Kleinwort Benson Limited                               --              150,848             --                 --*

United Equities Commodities Company                    --              223,479             --                 --*

Wechsler & Co., Inc.                                   --               55,870             --                 --*

Westgate International, L.P. (3)(4)                  1,506,352         223,478          1,282,874             7.95%

Winchester Capital Healthcare Partners, LLC            --               16,761             --                 --*
- ------------------

* Less than 1.0%

(1) The 980,000 shares that are being registered are issuable upon exercise of options granted to either Mr. Kessman or CBK Associates, LLC of which Mr. Kessman is President. 220,000 of the options have an exercise price of $5.25 per share and became fully vested on July 11, 1999. The remaining 760,000 options have an exercise price of $5.775 per share and will vest in 25% increments on July 11, 2000, July 11, 2001, July 11, 2002 and July 11, 2003, respectively.

(2) The number of shares of common stock beneficially owned by Elliott Associates, L.P. includes (a) 78,132 shares of common stock issuable upon the exercise of Class A Warrants, (b) 78,132 shares of common stock issuable upon the exercise of Class B Warrants and (c) 722,195 shares of common stock issuable upon conversion of shares of 5% Convertible Preferred Stock Series 1998. The shares beneficially owned by Elliott Associates, L.P. represent 9.32% of outstanding shares of common stock prior to the offering. On August 27, 1998, Elliott Associates, L.P., together with Westgate International, L.P., exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to the company's board of directors. That candidate, Alan Kessman, is now the President and Chief Executive Officer, as well as a director, of the company. The foregoing information is compiled from a
Schedule 13D filed August 14, 1998, as amended by Amendment No. 1 and Amendment No. 2, dated September 3, 1998 and April 16, 1999, respectively.

(3) The number of shares of common stock beneficially owned by Westgate International, L.P. includes (a) 77,724 shares of common stock issuable upon the exercise of Class A Warrants, (b) 77,724 shares of common stock issuable upon the exercise of Class B Warrants and (c) 722,195 shares of common stock issuable upon conversion of shares of 5% Convertible Preferred Stock Series 1998. The shares beneficially owned by Westgate International, L.P. represent 9.33% of outstanding shares of common stock prior to the offering. On August 27, 1998, Westgate International, L.P., together with Elliott Associates, L.P., exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to the company's board of directors. That candidate, Alan Kessman, is now the President and Chief Executive Officer, as well as a director, of the company. The foregoing information is compiled from a
Schedule 13D filed August 14, 1998, as amended by Amendment No. 1 and Amendment No. 2, dated September 3, 1998 and April 16, 1999, respectively.

(4) Elliott Associates, L.P., Westgate International, L.P. and Martley International, Inc. have acted as a group (within the meaning of Rule 13D-1 under the Federal securities laws) for the purpose of acquiring securities of the company. Martley International, Inc. is the investment advisor for Westgate International, L.P. and Martley expressly disclaims equitable ownership of and pecuniary interest in any common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

         Sales or dispositions of shares of common stock may be effected from time to time in transactions permitted by the Securities Act of 1933, including block transactions, on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of these methods, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The selling stockholders may effect transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

         The selling stockholders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS


         The financial statements of Vion Pharmaceuticals, Inc. appearing in Vion Pharmaceuticals, Inc.'s Annual Report (Form 10-KSB/A Amendment No.1) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" much of the information we file with them (File No. 0-26534), which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all their shares of common stock:

         (a) Our Annual Report on Form 10-KSB/A Amendment No. 1 for the year ended December 31, 1998;


         (b) Our Current Report on Form 8-K filed July 13, 1999;


         (c) Our Current Report on Form 8-K filed April 28, 1999;

         (d) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

         (e) Our Quarterly Report on Form 10-QSB for the three months ended March 31, 1999.

         The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Thomas E. Klein, Vice President -- Finance and Chief Financial Officer, Telephone: (203) 498-4210.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


                                                              AMOUNT


SEC Registration Fee..................................   $     2,965.00
Legal, Accounting and Printing Expenses...............   $    31,500.00*
Miscellaneous Expenses................................   $     1,535.00*
                                                          --------------
Total.................................................   $    36,000.00*


- ---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the General Corporation Law of the State of Delaware ("DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

         Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section
145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 16. EXHIBITS

  4.1 -- Restated Certificate of Incorporation of the Registrant, as amended.(2)

  4.2 -- By-Laws of the Registrant.(3)


  4.3 -- Form of Common Stock Investment Agreement.(4)

  5.1 -- Opinion of Fulbright & Jaworski L.L.P.

 10.1 -- Non-Qualified Stock Option Agreement (700,000 shares) between the Registrant and Alan Kessman, dated January 11, 1999.

 10.2 -- Non-Qualified Stock Option Agreement (120,000 shares) between the Registrant and Alan Kessman, dated January 11, 1999.

 10.3 -- Non-Qualified Stock Option Agreement ($5.775 per share) between the Registrant and CBK Associates, LLC, dated January 11, 1999.

 10.4 -- Non-Qualified Stock Option Agreement ($5.25 per share) between the Registrant and CBK Associates, LLC, dated January 11, 1999.

 10.5 -- Non-Qualified Stock Option Agreement (40,000 shares) between the Registrant and Alan Kessman, dated January 11, 1999.

 10.6 -- Senior Executive Stock Option Plan. (1)

 23.1 -- Consent of Ernst & Young L.L.P.

 23.2 -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

 24.1 -- Power of Attorney.(4)

 99.1 -- Form of Registration Rights Agreement.(4)

- ------------------
(1) Incorporated by reference to the registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

(2) Incorporated by reference to the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

(3) Incorporated by reference to the registrant's Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.

(4)  Previously filed.


ITEM 17.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on July 15, 1999.


                                        VION PHARMACEUTICALS, INC.
                                        (Registrant)



                                        By:   /s/ Alan Kessman
                                           ------------------------------------
                                              Alan Kessman, President and Chief
                                              Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                           TITLE                                  DATE
         ---------                           -----                                  ----
           *                        Chairman of the Board                        July 15, 1999
-----------------------
William R. Miller


           *                        President, Chief Executive                   July 15, 1999
-----------------------             Officer and Director (Principal
Alan Kessman                        Executive Officer)





           *                        Vice President -- Finance                    July 15, 1999
-----------------------             and Chief Financial Officer
Thomas E. Klein                     (Principal Financial and
                                    Accounting Officer)



           *                        Director                                     July 15, 1999
-----------------------
Michel C. Bergerac


           *                        Director                                     July 15, 1999
-----------------------
Frank T. Cary


           *                        Director                                     July 15, 1999
-----------------------
James Ferguson


           *                        Director                                     July 15, 1999
-----------------------
Michael C. Kent


           *                        Director                                     July 15, 1999
-----------------------
Alan C. Sartorelli


           *                        Director                                     July 15, 1999
-----------------------
Walter B. Wriston


*By /s/ Alan Kessman
    -----------------------
    Alan Kessman
    as Attorney-in-fact


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